Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of CYNGN Inc. on Form S-1 of our report dated September 2, 2021, with respect to our audits of the consolidated financial statements of CYNGN Inc. as of December 31, 2020 and December 31, 2019 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

San Jose, CA

September 2, 2021